ARTICLES OF AMENDMENT
                   TO THE ARTICLES OF INCORPORATION
                                  OF
                          POLO EQUITIES, INC.

       Pursuant to the provisions of the Nevada Business Corporations
     Act, the Undersigned corporation adopts the following amendment to the Articles of Incorporation.

       1. The following amendment of the Articles of Incorporation was adopted by the shareholders of the corporation on May 22, 1998, said articles are hereby amended and shall read as follows:
        _________________________________________________________
                               ARTICLE I
                                 Name

       The name of the corporation is Hybrid Fuels, Inc.
        _________________________________________________________

       2. The number of shares of the corporation outstanding at the time of adoption was 15,000,000; and the number of shares entitled to vote thereon were the same.

       3. The number of shares represented at the meeting was 12,000,000. All shares voted in favor of the amendment. The shares represented a majority of the issued and outstanding shares. There were no shares voting against the amendment.

       Effective the 29th day of May, 1998.

                                          /s/
                                     Justeene Blankenship
                                     President and Secretary


     STATE OF UTAH              )
                           )ss.
     COUNTY OF SALT LAKE        )

       On this 8th day of June, Justeene Blankenship personally appeared before me, a Notary Public, and executed the foregoing instrument for the purposes therein contained, by signing on behalf of the above-named corporation as a duly authorized President and Secretary.

       In witness hereof, I have hereunto set my hand and official seal.


                                           /s/

                                Residing at Salt Lake City

     My commission expires: May 18,2000